CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of (i) our report dated March 14, 2011 on the financial statements of Atlas Futures Fund, Limited Partnership as of December 31, 2010 and 2009, and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2010; and, (ii) our report dated November 7, 2010 on the financial statements of Atlas Futures Fund, Limited Partnership as of September 30, 2010 and the related statements of operations for the three and nine months ended September 30, 2011 and 2010, and the statements of changes in net assets and cash flows for the nine months ended September 30, 2011 and 2010; and, (iii) our report dated March 14, 2010 on the financial statements of Ashley Capital Management, Inc. as of December 31, 2010 and 2009, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2010.

/s/ Patke & Associates, Ltd.
Patke & Associates, Ltd.

Date:  February 29, 2012
Lincolnshire, Illinois

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